Exhibit 99.1

POORE BROTHERS DISCONTINUES CRUNCH TOONS® BRAND

AND AMENDS WARNER BROS. LICENSE AGREEMENTS

GOODYEAR, Ariz. – June 11, 2004 – Poore Brothers, Inc. (Nasdaq: SNAK) announced today that the Company has decided to discontinue its Crunch Toons® brand product line of salted snacks and has amended its license agreements with Warner Bros. Consumer Products.

The Company has decided to discontinue the brand since testing of different consumer marketing variables did not significantly improve the consumer take-away.  In connection with the brand discontinuation, the Company negotiated amendments to its license agreements with Warner Bros. Consumer Products pursuant to which the Agreements will remain in effect, but the Company will no longer have the right to use the characters after September 30, 2004.  Accordingly, the remaining minimum royalty payments will be due throughout the remaining term of the Agreements.

As a result of its decision to cease use of the cartoon character licenses and discontinue the brand, the Company expects to record expenses in the second quarter of approximately $1.8 million, or $1.1 million ($0.06 per diluted share) after taxes.  The expenses cover approximately $1.1 million related to royalties under the license agreements, $0.3 million in inventories and capital equipment, and $0.4 million in estimated allowances to sell-off remaining distributor and retailer inventories.  The Company estimates the after-tax cash impact to be approximately $0.6 million.

“We are disappointed that the Crunch Toons® brand was not successful,” commented Eric J. Kufel, president and CEO.  “High resolution character-shaped products represented true innovation for the category.  As an innovation-focused company, we plan to continue to pursue new product and brand ideas to stimulate growth.  Our T.G.I. Friday’s® brand products continue to outperform expectations thanks to expanded distribution and consumption growth in the mass merchandiser, vending, and convenience store channels.”

“The expenses mentioned above will negatively affect the second quarter’s and the fiscal year’s financial results,” stated Thomas W. Freeze, senior vice president and CFO.  “However, we believe that the stronger than expected sales performance to-date of the T.G.I. Friday’s® brand should still allow us to achieve our revenue guidance for the fiscal year of $70-$75 million, despite the loss of Crunch Toons® brand revenues included in our original revenue estimates. Accordingly, we are increasing our 2004 growth expectations for the T.G.I. Friday’s® brand up to 20-30% versus the mid-teen percentages previously communicated.  We also believe that we will achieve our profit guidance for the fiscal year of $2.8-$3.3 million, or $0.14-$0.17 per diluted share, excluding the impact of the expenses for the Crunch Toons® brand discontinuation, due to stronger than expected performance from the T.G.I. Friday’s® brand.”

“We remain committed to our growth objectives and will continue to seek to develop, license or acquire Intensely Different™ new products and brands,” concluded Mr. Kufel.

About Poore Brothers, Inc.

With facilities in Indiana and Arizona, Poore Brothers is a marketer and manufacturer of Intensely Different™ salted snack foods under a variety of owned or licensed brand names, including T.G.I. Friday’s®, Tato Skins®, Poore Brothers®, Bob’s Texas Style®, and Boulder Potato Company®.  For further information about Poore Brothers or this release, please contact Thomas W. Freeze, Senior Vice President and Chief Financial Officer, at (623) 932-6203, or logon to http://www.poorebrothers.com.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of new products, dependence upon major customers, general risks related to the food products industry, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.